Loral Space & Communications
600 Third Avenue
New York, NY 10016

NEWS
FOR IMMEDIATE RELEASE

Contact: Wendy Lewis
650-852-5188

LORAL REPORTS 2007 OPERATING RESULTS

NEW YORK — April 1, 2008 — Loral Space & Communications Inc. (NASDAQ: LORL) today reported its unaudited pre-tax financial results for the periods ending December 31, 2007. The Company was not able to file its Form 10-K by the April 1, 2008 extended deadline because of income tax accounting complexities arising from the Telesat transaction. The Company expects to file its Form 10-K for 2007 in April 2008.

“Loral’s 2007 pre-tax results reflect the Company’s significant achievement in transforming its satellite services business with the closing of the Telesat transaction,” said Michael B. Targoff, chief executive officer of Loral. “For the manufacturing business, while we are not satisfied with the reported earnings, Space Systems/Loral continues to demonstrate its market leadership, and is on track for creating long term value.”

For the year, Loral is reporting consolidated results for its former subsidiary, Loral Skynet through October 31 when the Telesat transaction closed. For Loral’s segment reporting purposes the Company includes Telesat revenue and expenses for the final two months of the year. In the consolidated financial statements, Telesat’s revenue and expenses are eliminated and Loral will include its 64 percent economic interest in Telesat under the equity method of accounting.

Highlights

•	The closing of the Telesat transaction resulted in the transformation of Loral’s fixed satellite services business into a 64 percent economic interest in the fourth largest FSS operator in the world.

•	For the two months following the close of the Telesat transaction, Telesat, in line with expectations, reported revenues of $118 million and Adjusted EBITDA of $67 million.

•	Space Systems/Loral’s 2007 full year revenue was $814 million, a 17 percent increase over 2006 revenues of $697 million. Adjusted EBITDA declined from $66 million in 2006 to $35 million in 2007 primarily resulting from one time gains recognized in 2006.

•	Space Systems/Loral’s backlog was $1.0 billion and Telesat Canada had a backlog of $5.3 billion at December 31, 2007.

•	In conjunction with the Telesat transaction closing, Loral restructured its corporate functions, which will reduce its fixed cost run rate by approximately 40 percent, about $10 million per year. Corporate expenses in the fourth quarter and the year were higher than the comparable period in 2006 because of one time costs related to severance and litigation matters.

•	Loral ended 2007 with $315 million of cash and cash equivalents and $24 million of restricted cash. Based on the Company’s working capital needs on its current base of business, capital expenditures to complete its expansion initiatives, requirements for appropriate contingencies, and resources for future growth initiatives, the Company expects to require additional capital this year.

•	Benefiting from a gain of $104 million on the contribution of Loral Skynet to Telesat and an $89 million gain on foreign currency contracts, Loral reported pre-tax income of $158 million.

Business Unit Review

Satellite Manufacturing

Space Systems/Loral continues to be the world leader in providing high-power commercial satellites with good prospects for the future. Over the 16 months from December 1, 2006 to March 31, 2008 the company booked orders for eight satellites, which account for approximately 45 percent of the announced orders in its addressable market. During calendar year 2007 SS/L achieved bookings of four satellites totaling $721 million.

SS/L added SES as a new customer in 2007 with the contract for NSS-12. This first satellite contract awarded to SS/L by an SES company was followed by a second award in 2008 for NSS-14, which will be the largest satellite in the SES New Skies fleet. In 2008 SS/L was also selected by ViaSat, a producer of innovative satellite and other digital networking systems, to build what is expected to be the world’s highest capacity broadband satellite.

“We are optimistic about the prospects for our satellite manufacturing segment,” said Michael Targoff. “Demand is increasing around the world for higher power satellites and satellites for new applications such as broadband and direct mobile broadcast. The replacement market, enhanced by high-definition requirements, should also continue to provide steady demand. Space Systems/Loral is the provider of choice for these types of satellites.”

While 2007 revenues for the manufacturing unit increased $118 million over those reported in 2006, Adjusted EBITDA for the segment decreased by $31 million from the previous year. This decrease is in part due to two one time gains totaling $28 million in 2006. The decrease in Adjusted EBITDA also reflects increased investment in research and development spending of $16 million and accounting recognition of forward losses of $14 million for certain satellite programs awarded in 2007.

SS/L’s revised plans to expand its satellite manufacturing facilities in order to accommodate increasing numbers of satellite awards and to provide greater in-house manufacturing of RF components and subassemblies will require $30 million of capital expenditures, substantially less than was previously estimated. These modifications are progressing well, and the Company is also coordinating with Northrop Grumman for additional high-bay satellite integration and test facilities.

Satellite Services

Telesat performance as reflected in the $67 million Adjusted EBITDA for the last two months of 2007 is on target with expectations.

The integration of Telesat and Skynet is proceeding on plan and expected cost saving actions have been substantially implemented. The plan eliminates redundancies in operations leading to approximately CAD 55 million annual cost savings.

The benefits of the Loral – Telesat relationship have recently been demonstrated on two programs. Loral invested in Canadian transponders on the new broadband satellite being built for ViaSat and has made them available to Telesat in a very cost-effective opportunity. Loral also helped Telesat facilitate an important arrangement between EchoStar and Canada’s Bell ExpressVu that provides EchoStar with the use of 16 transponders on the future Nimiq 5 satellite being built for Telesat by SS/L.

In connection with the contribution of Loral Skynet as part of the Telesat transaction, Loral received consideration that was $292 million greater than the carrying value of Loral Skynet, but only recognized a gain of $105 million, which represents the portion of the gain attributable to the 36 percent of Telesat not owned by Loral.

Loral’s cash funding for the Telesat transaction was approximately $176 million in 2007, and $9 million will be paid in 2008. In addition, Loral will pay approximately $28 million in taxes related to both the gain on the contribution of Loral Skynet to Telesat and the aforementioned foreign currency gain.

Conference Call

Loral’s chief executive officer Michael B. Targoff will host a conference call and simultaneous web cast tomorrow, April 2, 2008, at 11:00 am EDT to discuss the company’s 2007 results.

Participants should dial (719) 325-4846 or toll free 877-627-6585 approximately 10 minutes before the call’s start. The listen-only web cast may be accessed on Loral’s web site (www.loral.com) under “Events & Presentations” in the Investor Relations section.

The web cast will be available on Loral’s web site for one year.

About Loral Space & Communications
Loral Space & Communications is a satellite communications company. Through its Space Systems/Loral subsidiary, the Company is a world-class leader in the design and manufacture of satellites and satellite systems for commercial and government applications including direct-to-home television, broadband communications, wireless telephony, weather monitoring and air traffic management. Loral also owns 64 percent of Telesat Canada, one of the world’s largest providers of satellite services. Telesat Canada operates a fleet of telecommunications satellites used to broadcast video entertainment programming, distribute direct-to-home video and broadband data services, and other value-added communications services. For more information, visit Loral’s web site at www.loral.com.

# # #

This document contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, Loral Space & Communications Inc. or its representatives have made or may make forward-looking statements, orally or in writing, which may be included in, but are not limited to, various filings made from time to time with the Securities and Exchange Commission, press releases or oral statements made with the approval of an authorized executive officer of the Company. Actual results could differ materially from those projected or suggested in any forward-looking statements as a result of a wide variety of factors and conditions. Many of these factors and conditions are described under the caption “Risk Factors” in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2006. The reader is specifically referred to these documents, as well as the Company’s other filings with the Securities and Exchange Commission.

(1) The common definition of EBITDA is “Earnings Before Interest, Taxes, Depreciation and Amortization.” In evaluating financial performance, we use revenues and operating income (loss) before depreciation and amortization (including amortization of stock based compensation), gain on contribution of Loral Skynet and reorganization expenses due to bankruptcy (“Adjusted EBITDA”) as the measure of a segment’s profit or loss. Adjusted EBITDA is equivalent to the common definition of EBITDA before: reorganization expenses due to bankruptcy; gain on contribution of Loral Skynet; gain on discharge of pre-petition obligations and fresh-start adjustments; gain (loss) on investments and foreign exchange contracts; loss on extinguishment of debt; other income (expense); equity in net income (losses) of affiliates; and minority interest, net of tax.

Adjusted EBITDA allows us and investors to compare our operating results with that of competitors exclusive of depreciation and amortization, interest and investment income, interest expense, reorganization expenses due to bankruptcy, net losses of affiliates and minority interest. Financial results of competitors in our industry have significant variations that can result from timing of capital expenditures, the amount of intangible assets recorded, the differences in assets’ lives, the timing and amount of investments, and effects of investments not directly managed. The use of adjusted EBITDA allows us and investors to compare operating results exclusive of these items. Competitors in our industry have significantly different capital structures. The use of Adjusted EBITDA maintains comparability of performance by excluding interest expense. In addition, during Chapter 11, we only recognized interest expense on the actual interest payments we made. During this period, we did not make any further interest payments on our debt obligations after March 17, 2004, the date we repaid our secured bank debt. Reorganization expenses due to bankruptcy were only incurred during the period we were in Chapter 11. These expenses have been excluded from Adjusted EBITDA to maintain comparability with our results during periods we were not in Chapter 11 and with the results of competitors using similar measures.

We believe the use of Adjusted EBITDA along with U.S. GAAP financial measures enhances the understanding of our operating results and is useful to us and investors in comparing performance with competitors, estimating enterprise value and making investment decisions. Adjusted EBITDA as used here may not be comparable to similarly titled measures reported by competitors. We also use Adjusted EBITDA to evaluate operating performance of our segments, to allocate resources and capital to such segments, to measure performance for incentive compensation programs, and to evaluate future growth opportunities. Adjusted EBITDA should be used in conjunction with U.S. GAAP financial measures and is not presented as an alternative to cash flow from operations as a measure of our liquidity or as an alternative to net income as an indicator of our operating performance.

A full reconciliation of Adjusted EBITDA to income before income taxes, equity losses in affiliates and minority interest is included in the accompanying tables to this report.

LORAL SPACE & COMMUNICATIONS INC.
Statements of Operations
(In millions)

Revenues
	Three Months Ended December 31,		Twelve Months Ended December 31,
	2007	2006	2007	2006
Satellite Manufacturing	$196.3	$202.9	$814.3	$696.5
Satellite Services:
Loral Skynet	13.1	37.5	123.4	163.8
Telesat Canada	117.8	—	117.8	—

Total Satellite Services	130.9	37.5	241.2	163.8

Segment revenues	327.2	240.4	1,055.5	860.3
Eliminations	(9.1)	(34.8)	(55.2)	(63.0)
Affiliate eliminations	(117.8)	—	(117.8)	—

Revenues as reported	$200.3	$205.6	$882.5	$797.3

Adjusted EBITDA

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2007	2006	2007	2006

Satellite Manufacturing	$1.5	$32.5	$34.5	$65.9
Satellite Services
Loral Skynet	7.0	13.2	53.1	68.0
Telesat Canada	66.5	—	66.5	—

Total Satellite Services	73.5	13.2	119.6	68.0
Corporate expenses(1)	(14.1)	(4.9)	(37.9)	(26.8)

Segment Adjusted EBITDA before eliminations	60.9	40.8	116.2	107.1
Eliminations	(0.5)	(3.5)	(6.1)	(6.0)
Affiliate eliminations	(66.5)	—	(66.5)	—

Adjusted EBITDA	$(6.1)	$37.3	$43.6	$101.1

Reconciliation of Adjusted EBITDA
to Pre-tax Income

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2007	2006	2007	2006

Adjusted EBITDA	$(6.1)	$37.3	$43.6	$101.1
Depreciation and amortization (2)	(26.8)	(18.3)	(103.3)	(71.3)
Gain on contribution of Loral Skynet (3)	104.9	—	104.9	—

Operating income	72.0	19.0	45.2	29.8
Interest and investment income	11.6	15.1	39.3	31.5
Interest expense(4)	(1.4)	(4.7)	(2.4)	(23.4)
Gain on foreign currency contracts(5)	(32.7)	(5.8)	89.4	(5.8)
Loss on extinguishment of debt(6)	—	—	(16.2)	—
Other income	(1.2)	(3.0)	2.4	(2.0)

Income before income taxes, equity losses
in affiliates and minority interest	$48.3	$20.6	$157.7	$30.1

LORAL SPACE & COMMUNICATIONS INC.
Footnotes to the Statements of Operations

(1) Includes legal costs in connection with shareholders’ and noteholders’ lawsuits of $1.2 million and $7.1 million for the three and twelve months ended December 31, 2007, respectively. Corporate expenses also include severance costs in connection with the corporate restructure of $7.0 million for the three and twelve months ended December 31, 2007.

(2) Includes non-cash stock based compensation of $7.5 million recorded upon shareholder approval of the Stock Incentive Plan amendments on May 22, 2007 and $6.1 million relating to acceleration of stock options as a result of the Telesat Canada transaction.

(3) In connection with the Telesat Canada transaction, which closed on October 31, 2007, we recognized a gain on the contribution of substantially all of the assets and related liabilities of Loral Skynet to Telesat Canada.

(4) Interest expense for the year ended December 31, 2007, includes a reduction of $9.0 million resulting from the reduction of the liability for warranty reserves, a $5 million reduction due to the early extinguishment of Loral Skynet 14% senior secured notes, and a $7 million increase in capitalized interest.

(5) Represents the gain (loss) on the transfer of the currency basis swap and the forward foreign currency contracts on October 23, 2007 as part of the Telesat Canada transaction.

(6) Reflects a charge for the early extinguishment of the Loral Skynet 14% Notes comprised of a $12.6 million redemption premium and a $3.6 million write-off of deferred financing costs.

LORAL SPACE & COMMUNICATIONS INC.
Selected Data
(In millions)

	December 31, 2007	December 31, 2006
FUNDED BACKLOG
Satellite manufacturing and technology	$1,024.8	$1,118.2
Fixed satellite services
Loral Skynet	—	355.0
Telesat Canada	5,251.0	—

Total Satellite Services	5,251.0	355.0

Total funded backlog	6,275.8	1,473.2
Intercompany eliminations	—	(125.7)
Affiliate eliminations	(5,251.0)	—
NET FUNDED BACKLOG	$1,024.8	$1,347.5

	December 31, 2007	December 31, 2006

BALANCE SHEET DATA
Cash and equivalents	$314.7	$186.5
Investments in affiliates	$567.0	$97.2
Long-term debt	$—	$128.1

TELESAT CANADA
Summary Financial Information
(In millions)

Summary financial information for Telesat Canada for the period October 31, 2007 to December 31, 2007 and as of December 31, 2007 in US$ and in accordance with US GAAP follows (in millions):

Statement of Operations:
Revenues	$117.8
Operating income	25.3
Net loss	(1.3)
Net loss applicable to common shareholders	$(3.1)
Balance Sheet Data:

Cash and cash equivalents	$42.7
Total assets	5,614.9
Debt, including current portion	2,828.0
Total liabilities	4,161.6
Redeemable preferred stock	143.1
Shareholders’ equity	$1,310.2
Other:

Backlog	$5,251.0
Amortization	$41.2